Zoom Technologies Reports Results for the Third Quarter of 2005

Boston, MA, October 28, 2005 -Zoom Technologies, Inc. (Nasdaq: ZOOM), a leading manufacturer of modems and other data communication products, today reported a net loss of $1.4 million or $.15 per diluted share for the third quarter of 2005, compared to a net loss of $1.0 million or $.12 per diluted share for the third quarter of 2004. Zoom reported net sales of $5.3 million for its third quarter ended September 30, 2005, down 25.7% from $7.1 million for the third quarter of 2004. Zoom’s net ADSL modem sales showed year over year growth to $2.6 million in the third quarter of 2005, but net dial-up modem sales declined 41% to $2.3 million over the same period.

Gross profit was $.5 million or 9.8% of net sales in the third quarter of 2005, down from $1.5 million or 21% of net sales in the third quarter of 2004. The reduced gross profit resulted primarily from the reduction in sales and from lower gross margin on those sales. Gross margin was lower due to obsolescence charges for slow-moving models, the negative effect of manufacturing overhead spread over lower sales, and the shift of Zoom’s product mix away from dial-up modems, Zoom’s highest margin product category.

Operating expenses were $2.0 million or 36.9% of net sales in the third quarter of 2005 compared to $2.6 million or 36.6% of net sales in the third quarter of 2004. Selling expenses dropped $137 thousand, primarily due to Zoom’s moving most European customer support from the U.K. to the U.S. R&D expenses declined by $58 thousand, primarily due to lower personnel costs. General and administrative expenses dropped $466 thousand, primarily due to a $.4 million reversal of a Granville Technologies Ltd. reserve since Zoom was able to recover some inventory at Granville, after customer Granville’s announced receivership, and to confirm a Value Added Tax (VAT) refund on uncollectable sales to Granville.

Zoom’s cash balance on September 30, 2005 was $8.3 million, down from $9.4 million on December 31, 2004 due primarily to $4.7 million operating losses for the nine months ended September 30, 2005 and a decrease in accounts payable and accrued expenses of $1.0 million, partially offset by the receipt of $3.5 million from Zoom’s share of the Q2 2005 sale of InterMute and a $.5 million reduction in accounts receivable. Zoom’s September 30, 2005 balance sheet classifies the $4.9 million mortgage on its headquarters buildings as a current liability since the mortgage is due in January 2006. Zoom believes that it will be able to refinance all or a portion of the mortgage or sell the property if it chooses to do so.

“Our growth in DSL during the quarter was not enough to compensate for the significant drop in dial-up modem sales,” said Frank Manning, Zoom’s President and CEO. “DSL outsold dial-up in the quarter, and future growth is likely to come from DSL and Voice over IP. In September we introduced a line of wireless-G products to complement our already popular DSL modem with built-in wireless-G, and we are encouraged by the sales of our wireless-G products. We also plan significant VoIP product introductions in Q4 ’05 which will result in a broad line of voice over IP products from Zoom. As announced earlier this week, we have proposed to the FCC our TelePorttm as an excellent solution to VoIP’s handling of emergency 911 calls. TelePort is just one example of Zoom’s commitment to great VoIP products.”

Zoom has scheduled a conference call for Friday, October 28th at 9:00 a.m. Eastern Time. You may access the conference call by dialing (800) 289-0730 for calls made within the United States and dialing (913) 981-5509 for calls made from outside the United States. The call will also be simulcast to stock analysts and other interested parties on Zoom’s website (www.zoom.com/Q3) and other financial and investor-oriented websites via the CCBN/StreetEvents network. Shortly after the conference call, a recording of the call will be available on Zoom’s website. For additional information, please contact Investor Relations, Zoom Technologies, 207 South Street, Boston, MA 02111, telephone (617) 423-1072, email investor@zoom.com, or visit Zoom’s website at www.zoom.com.

About Zoom Technologies

Zoom Technologies, Inc. designs, produces, markets, and supports communications products under the Zoom and Hayes® brands, and provides voice over the Internet services under the Global Village brand. Zoom is headquartered in Boston, and its European sales and support center is in the UK. Zoom markets its products in over forty countries, and provides multi-lingual support from its offices in Boston, Florida, and the UK. For more information about Zoom and its products, please see www.zoom.com.

###

Forward Looking Statements

This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions, including statements relating to Zoom’s VoIP, wireless and DSL products and prospects, and Zoom’s belief that it will be able to refinance all or a portion of its mortgage or sell the property if it chooses to do so. Actual results may be materially different from expectations as a result of known and unknown risks, including: the uncertainty of market acceptance and growth of VoIP and of DSL modem markets; the uncertainty of Zoom’s ability to grow its sales or more successfully penetrate those markets; Zoom’s reliance on a relatively limited number of customers for sale of its DSL modems; Zoom’s increasing reliance on international sales; the uncertainty of the regulatory environment of VoIP products; uncertainty of new product development and introduction, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; other delays in shipments of products; Zoom’s dependence on one or a limited number of suppliers for certain key components; rapid technological change; competition; changes in and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Moreover, Zoom cannot assure that it will be able to refinance all or a portion of its mortgage on favorable terms if at all or sell the property if it choose to do so. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

ZOOM TECHNOLOGIES, INC.
Consolidated Balance Sheets
In thousands
(Unaudited)

	Sep 30,	Dec 31,
	2005	2004

Assets

Current assets:

Cash	$8,272	$9,439
Accounts receivable, net	2,864	3,349
Inventories	5,132	5,031
Prepaid expenses and other	208	530

Total current assets	16,476	18,349

Property and equipment, net	2,550	2,703

Total assets	$19,026	$21,052

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$1,298	$2,007
Accrued expenses	1,035	1,275
Current portion of long-term debt	4,943	230

Total current liabilities	7,276	3,512

Long-term debt	—	4,872

Total liabilities	7,276	8,384

Stockholders’ equity:

Common stock and additional paid-in capital	31,109	30,662
Treasury stock	(7)	(7)
Accumulated other comprehensive income (loss)	416	523
Retained earnings (deficit)	(19,768)	(18,510)

Total stockholders’ equity	11,750	12,668

Total liabilities & stockholders’ equity	$19,026	$21,052

ZOOM TECHNOLOGIES, INC.
Consolidated Statements of Operations
In thousands, except for per share data
(Unaudited)

	Three Months Ended		Nine Months Ended
	9/30/05	9/30/04	9/30/05	9/30/04

Net sales	$5,308	$7,143	$18,269	$23,025
Cost of goods sold	4,789	5,646	14,837	16,966

Gross profit	519	1,497	3,432	6,059

Operating expenses:
Selling	978	1,115	3,172	3,512
General and administrative	314	780	2,868	2,797
Research and development	664	722	2,109	2,066
Total operating expenses	1,956	2,617	8,149	8,375

Operating profit (loss)	(1,437)	(1,120)	(4,717)	(2,316)

Other income (expense), net	62	92	3,459	150

Income (loss) before income taxes	(1,375)	(1,028)	(1,201)	(2,166)

Income tax expense (benefit)	—	—	—	—

Net income (loss)	$(1,375)	$(1,028)	$(1,258)	$(2,166)

Basic earnings (loss) per share:

Earnings (loss) per share	$(0.15)	$(0.12)	$(0.14)	$(0.26)

Diluted earnings (loss) per share:

Earnings (loss) per share	$(0.15)	$(0.12)	$(0.14)	$(0.26)

Weighted average number of shares outstanding:

Basic	9,341	8,791	9,159	8,486

Diluted	9,341	8,791	9,159	8,486